Exhibit 10.8

LAMB WESTON HOLDINGS, INC.

Executive Change of Control Severance Plan

Participation Agreement

[DATE]

Dear [PARTICIPANT NAME]:

This Participation Agreement (this “Agreement”) is made and entered into by and between [PARTICIPANT NAME] and Lamb Weston Holdings, Inc. (the “Company”).

The Company has adopted the Lamb Weston Holdings, Inc. Executive Change of Control Severance Plan (the “Plan”), and has selected you to be a Tier [I][II][III] Participant in the Plan, subject to your being an Eligible Employee on the date of your Qualifying Termination and the other terms and conditions set forth in the Plan.  A copy of the Plan is attached hereto as Annex A and is deemed to be part of this Agreement.  The terms and conditions of your participation in the Plan are as set forth in the Plan and this Agreement, which together constitute the Summary Plan Description for the Plan.

You agree to be bound by the additional covenants and provisions set forth in Annex B attached hereto, which are deemed to be part of this Agreement.

You agree that this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

You acknowledge and agree that you have fully read, understand and voluntarily enter into this Agreement. You acknowledge and agree that you have had an opportunity to consult with your personal tax, financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Very truly yours, LAMB WESTON HOLDINGS, INC.
By:________________ Name: Title:
I accept my designation as a Tier [I][II][III] Participant under the terms and conditions of the Plan and this Agreement.
By:_____________ Name: Title: Date:

ANNEX A:

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

ANNEX B:

RESTRICTIVE COVENANTS

1.  Confidential Information.  You acknowledge that during your employment you have been, and will continue to be, granted access to the Company’s Confidential Information and Trade Secrets. This Confidential Information and Trade Secrets are not generally known to, or readily ascertainable by, the public or the Company’s competitors and gives the Company a competitive advantage. Unauthorized disclosure of Confidential Information or Trade Secrets would result in irreparable injury to the Company, its subsidiaries, affiliates or joint ventures. You therefore shall not at any time, without the Company’s prior permission, directly or indirectly, utilize or disclose to anyone outside of the Company, or permit access by unauthorized persons or entities to, any Confidential Information or Trade Secrets, and you shall take all reasonable precautions to prevent any person or entity access to any of the Confidential Information or Trade Secrets.

“Confidential Information” is defined as non-public information of value to the Company that you learned in connection with your employment with the Company and that would be valuable to a competitor or other third parties. Confidential Information includes, but is not limited to, product designs, recipes and specifications, formulas, systems, methods, programs, processes, compilations of technical and non-technical information, technical developments, existing or proposed research projects, inventions, discoveries and improvements, designs, drawings, blueprints, software, product ideas, concepts, prototypes, features, techniques, procedures, and all ideas related to actual or anticipated business or research and development of the Company, whether patented or patentable, copyrighted or eligible for copyright protection, trademarked or eligible for trademark protection, business plans, strategies, existing or proposed bids, costs, profit margins, customer contacts/lists, pricing information, websites, databases, trademarks, service marks, trade dress, supplier contacts/lists, financial or business projections, investments, marketing plans, legal strategies, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers, and business and customer information including but not limited to product announcement dates, marketing objectives and strategies, financial projections, planned product or service offerings, advertising and promotional materials, forms, patterns, lists of past, present or prospective licenses, licensees, clients and customers, and their addresses, needs, personnel, characteristics, and the like, and data prepared for, stored in, processed by or obtained from an automated information system belonging to or in the possession of the Company.  Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with customer or supplier engagements.  All such information existing as of the date of this Agreement, all such information made or conceived hereafter by or for the Company, including all such information made or conceived by Employee during his or her employment with the Company, shall be included within the meaning of "Confidential Information" for all purposes of this Agreement.

 “Trade Secret” means information possessed by or developed for the Company, including, without limitation, any compilation of data, program, device, method, system, technique or process, where:  (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, or (iii) information that constitutes a “trade secret” under the Idaho Trade Secrets Act, Idaho Stat. § 48-801(5) and/or under the Defense Of Trade Secrets Act, 28 U.S.C. § 1839(3).

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

2.  Non-Solicitation.  You recognize and agree that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ Confidential Information or Trade Secrets. Therefore, you agree that during your employment with the Company and through the twelve-month period following the termination of your employment with the Company, you shall not directly or indirectly through any other person or entity recruit, induce, or attempt to induce any Employee to terminate his or her employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes, but is not limited to: (a) identifying Employees as potential candidates for employment by name, background or qualifications; (b) recruiting or soliciting Employees; and/or (c) participating in any pre-employment interviews with Employees. For purposes of this paragraph “Employee” (including its plural) means any person employed by the Company.  The term “Company,” as used in this paragraph, shall include all controlled, direct and indirect, subsidiaries of the Company.

3.  Non-Competition.  From the date of this Agreement through the twelve-month period following your termination of employment with the Company for any reason (the “Non-Compete Period”), you agree you will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.  For purposes of this paragraph:

“Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products/Services.

 “Competing Products/Services” means any products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) that compete, directly or indirectly, in whole or in part, with one or more of the material products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) produced, provided, or engaged in by Company or its affiliates at the time of your termination of employment with the Company and with which you worked or about which you obtained any trade secret or other Confidential Information at any time during the five (5) years immediately preceding your termination of employment with the Company.  “Material products, services or activities” means the development, manufacture or production of packaged potato, sweet potato, appetizer and vegetable products for the retail, foodservice or institutional channels. If the products manufactured, sold or marketed by the Company are expanded at any time during Employee's employment, such additional products will be deemed to be “Material products, services or activities” for all purposes under this Agreement.

“Prohibited Capacity” is defined as (a) any same or similar capacity to that you held at any time during the last three (3) years of employment with Company prior to the date of your termination of employment from the Company; (b) any executive or managerial capacity; (c) any marketing or sales capacity; or (d) any capacity in which your knowledge of Confidential Information would render your assistance to a Competing Organization a competitive advantage.

“Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which the Company is doing business or is selling its products at the time of your termination of employment with the Company, including but not limited to every parish and municipality in the state of Louisiana.1 You acknowledge that this geographic scope is reasonable given your position with the Company, the international scope of the Company’s business; and the fact that you could compete with the Company from anywhere the Company does business.

1These Louisiana parishes currently include Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.

4.  Non-Disparagement.  You shall make no public statements, or request, cause or solicit any third party to make any public statements that are in any way inconsistent with the terms of your employment with the Company. You further agree not to make any disparaging remarks or take any action now, or at any time in the future, that could be detrimental to the reputation of the Company, or any of its directors, officers or employees.

5.  Protected Rights.  Nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Further, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  Likewise, this Agreement does not limit your right to receive a monetary award for information provided to any Government Agencies.

6.  Acknowledgement.  You recognize and acknowledge that due to the nature of your work and the scope of the Company’s business activities and product offering, the Company has legitimate business interests to be protected against the activities set forth in this paragraph, and that the restrictions of said paragraph are reasonable and will not interfere with your future employment opportunities after the termination of your employment with the Company.  You acknowledge that a violation of the restrictive covenants set forth in paragraphs 1, 2, 3 and 4 above would cause irreparable damage to the Company, and that in the event of a breach or threatened breach, the Company would be entitled to injunctive relief, without the posting of any bond, in addition to any other such relief as may be appropriate at law or in equity.

7.  Reformation. If any of the restrictive covenants provided in this Agreement are determined to be invalid or unenforceable for any reason, such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.  If such invalidity or unenforceability relates to the duration of the covenant or restriction or the geographical area included therein, you hereby specifically agree that the court making such determination shall modify the duration and/or geographical area of such covenant or restriction and/or delete such specific terms or phrases which the court shall deem necessary to permit enforcement of such covenant or restriction in such modified form, and that the covenant or restriction shall be enforced in such modified form.  Should any court find any covenant or restriction in this Agreement to be invalid or unenforceable, or enforceable only in modified form, any such finding shall apply only in the jurisdiction of such court and shall not serve to alter or amend this Agreement in any other jurisdiction.

8.  Notice to Prospective Employers.  You agree that, in the event that you desire to accept employment with any other employer within 12 months after your termination from employment with the Company for any reason, you will provide written notice to the Company disclosing: (i) the identity of the prospective employer, (ii) the terms of your employment offer with the prospective employer, (iii) the nature of your duties with the prospective employer, (iv) the products and services provided by the prospective employer, and (v) the geographic area in which you will be working as an employee of the prospective employer.  In addition, you agree that you will disclose to any prospective employer the terms and conditions of your post-employment obligations to the Company under the terms of this Agreement.

9.  Arbitration and Attorneys’ Fees.  Any legal action initiated to enforce any provision of this Agreement shall be subject to Section 10 of the Plan, including those provisions regarding arbitration and attorneys’ fees.